Exhibit 99.1

Tasty Baking Company Reports Fourth Quarter 2007 Results

Challenging Commodity Environment Impacts Results of Operations

PHILADELPHIA--(BUSINESS WIRE)--Tasty Baking Company (NasdaqGM:TSTY) today reported net sales of $39.3 million for its fourth quarter ended December 29, 2007, a 4.0% decrease from the $40.9 million reported for the fourth quarter last year. Net income was $0.1 million in the fourth quarter of 2007 compared to net income of $1.6 million in the fourth quarter of 2006. Net income in the fourth quarter 2007 included $0.8 million of after-tax incremental depreciation expense due to a change in useful lives of assets at the Philadelphia bakery related to the company’s plan to complete the move from its present facility in 2010. Net income in the fourth quarter 2006 included $1.0 million of after-tax gain on the termination of the option on the company’s corporate office and distribution center. Adjusted EBITDA for the fourth quarter 2007 increased 8.8% to $3.2 million versus the fourth quarter 2006.

FINANCIAL HIGHLIGHTS FOURTH QUARTER 2007
$ in millions, except per share data (unaudited)

	2007 Q4	2006 Q4	% Change[1]	Fiscal 2007	Fiscal 2006	% Change[1]
Gross Sales	$62.8	$64.6	-2.8%	$272.3	$267.9	1.6%
Discounts & Allowances			-0.8%			2.2%
Net Sales	$39.3	$40.9	-4.0%	$169.9	$167.7	1.3%
Route Net Sales			-0.2%			1.8%
Non-route Net Sales			-16.1%			-0.4%
Depreciation[2]	$3.0	$1.8	70.4%	$9.9	$6.6	51.0%
Gross Margin[3] %	26.4%	34.5%	-8.1 pps	30.4%	34.4%	-4.0 pps
Net Income[4]	$0.1	$1.6	-93.8%	$2.1	$4.2	-49.3%
Net Income per Fully-diluted Share[5]	$0.01	$0.19	-94.7%	$0.26	$0.51	-49.0%
Adjusted EBITDA[6]	$3.2	$3.0	8.8%	$13.7	$12.7	7.7%
Footnotes:
[1]	Percentages may not calculate due to rounding.
[2]

2007 Q4 and fiscal 2007 include pre-tax incremental depreciation of $1.3 million and $3.3 million, respectively, due to a change in useful lives of assets at the Philadelphia bakery related to the company's plan to move from its present facility.

[3]

Based on net sales less cost of sales and depreciation. Incremental depreciation as described in footnote 2 reduced gross margin by approximately 330 basis points in 2007 Q4 and 200 basis points in fiscal 2007.

[4]

2007 Q4 and fiscal 2007 reduced by $0.8 million and $2.1 million, respectively, due to the after-tax impact of incremental depreciation described in footnote 2. 2006 Q4 and fiscal 2006 include approximately $1.0 million in after-tax income from the gain on a terminated option with Keystone Redevelopment Partners (the "Keystone Option"). During the fourth quarter of 2007, the Company recorded a favorable income tax expense adjustment of $0.4 million related to fiscal 2006, which was not material. This favorable adjustment increased net income for both 2007 Q4 and fiscal 2007 by $0.4 million.

[5]

2007 Q4 and fiscal 2007 reduced by approximately $0.10 per share and $0.26 per share, respectively, due to the impact of incremental depreciation expense described in footnote 2; 2006 Q4 and fiscal 2006 include approximately $.12 per share from gain on termination of the Keystone Option. Results for 2007 Q4 and fiscal 2007 reflect the favorable adjustment to income tax expense as described in footnote 4. This favorable adjustment increased net income per fully diluted share for both 2007 Q4 and fiscal 2007 by $0.05.

[6]

Earnings before net interest, income taxes, depreciation and amortization excluding the benefit of the non-recurring gain from the termination of the Keystone Option during the fourth quarter 2006. Reconciliation table of GAAP Net Income to Adjusted EBITDA, a non-GAAP financial measure, is provided below in the release.

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “During the fourth quarter of 2007 we faced significant challenges as industry-wide commodity cost increases continued and negatively impacted gross margin. While we were disappointed with our Non-route sales decline in the fourth quarter, we have seen this business return to more normalized sales levels thus far in the first quarter 2008. In our Route geography, we gained market share in the fourth quarter and remain optimistic about the sales growth prospects for both our Non-route and Route territories.”

Mr. Pizzi continued, “I believe we have the right strategy and team to face the current challenges and to take Tasty Baking to the next level as we work towards completing our new manufacturing facility, which remains on time and on budget. Our original estimate of $13-15 million in annual cash savings, net of facility leases and before debt service, remains the same. As we look to the future, these savings along with increased production flexibility will be important long-term value drivers for this company and its shareholders.”

RESULTS OF OPERATIONS

The company’s 4.0% net sales decline in the fourth quarter of 2007 versus the comparable period in 2006 resulted from a 16.1% decrease in Non-route net sales and 0.2% decrease in Route net sales. Non-route net sales declined primarily due to the company’s largest Non-route customer reducing warehouse inventory levels and offering lower year over year promotional activity. Gross sales for the Routes grew in the fourth quarter of 2007 versus a year ago due to sales increases in the Family Pack and Sensables product lines. However, higher promotional expense stemming from strong Family Pack sales kept total Route net sales in the fourth quarter of 2007 the same compared to prior year. For the fiscal year ended December 29, 2007 total net sales were up 1.3% versus the prior year.

Cost of sales, excluding depreciation, increased 3.4% on a unit volume decline of 7.0% in the fourth quarter of 2007, as compared to the fourth quarter of 2006. Variable manufacturing expense per case in the fourth quarter of 2007 increased 14.5% versus the comparable period a year ago. The increase was driven by continued industry-wide cost increases in key ingredients such as eggs, grains, and oils as well as packaging. The increase in variable manufacturing expense was partially offset by a 3.1% reduction in fixed manufacturing expense in the quarter due to lower employee-related costs, which resulted, in part, from changes in the company’s vacation benefit plan. The full benefit of the plan changes is not expected to recur in future years. Cost of sales, excluding depreciation, for fiscal 2007 was up 4.7% on a unit volume increase of 0.4% versus fiscal 2006.

As compared to the fourth quarter of 2006, gross margin in the fourth quarter of 2007 declined 8.1 percentage points to 26.4% of net sales. The decline in gross margin was primarily attributable to the increased cost of ingredients and packaging, which accounted for approximately 72% of the margin decline or 5.8 percentage points. Additionally, 3.3 percentage points of the gross margin decline is explained by the incremental depreciation expense the company recorded related to the anticipated move to its new facility. Partially offsetting these declines were the benefits from lower fixed manufacturing expenses and product price increases. Fiscal 2007 gross margin declined 4.0 percentage points versus fiscal 2006 to 30.4% of net sales. Increased ingredient and packaging costs drove a 4.1 percentage point decline and incremental, accelerated depreciation accounted for a 2.0 percentage point drop. Partially offsetting these full-year declines were reductions in fixed manufacturing expense and benefits from product price increases.

Selling, general and administrative (SG&A) expense in the fourth quarter 2007 declined 21.0% versus the comparable period last year. This decrease was driven by several factors, including a $0.8 million benefit from state franchise tax credits that were generated by certain of the company’s charitable contributions in 2007 and prior years. The company expects to continue to generate approximately $0.1 million in state franchise tax credits on an annual basis. The company also benefited from lower employee-related costs, which included changes in the company’s vacation benefit plan, as well as lower insurance and compensation related expenses. When measured as a percentage of net sales, SG&A declined to 26.3% in the fourth quarter 2007 compared to 32.0% in the same quarter 2006. SG&A expenses for the fiscal year ended December 29, 2007 were down 7.4% versus the fiscal year ended December 30, 2006. The full-year decline in 2007 compared to 2006 was primarily driven by the same factors mentioned above for the fourth quarter.

David S. Marberger, executive vice president and chief financial officer, said, “The story for the last quarter has been the negative impact of commodity inflation in the areas of eggs, grains, and oils. The market prices for certain of these commodities have increased more than fifty percent since the end of the second quarter 2007 and are affecting many companies in the baking industry. We remain committed to managing these higher costs through an appropriate pricing strategy and productivity improvements.”

PRELIMINARY 2008 OPERATING OUTLOOK

The following outlook is subject to, among other things, the uncertainty surrounding the impact on sales volumes from the already announced price increases and the volatility of commodity markets for key ingredients such as eggs, grains, and oils.

Fiscal 2008 total net sales are expected to grow by approximately 3% to 4% compared to fiscal 2007 while total volumes are expected to decline 1% to 2% due to the impact of implemented price increases. Gross profit is expected to decline by $3 million dollars, which is driven by the estimated $3 million dollar increase in depreciation versus fiscal 2007. Most of the increase in depreciation is due to a full year impact of the change in useful lives of assets at the Philadelphia bakery related to the company’s plan to move from its present facility. Selling, general and administrative expenses are expected to increase approximately 3% to 4% compared to 2007. Total capital expenditures for fiscal 2008 are expected to be approximately $32 million. Of that amount, the company estimates $26 million will be associated with expenditures related to the new manufacturing facility at the Navy Yard. Interest expense is expected to increase commensurate with the pacing and level of expenditures related to the new manufacturing facility.

CONFERENCE CALL

Tasty Baking Company management will host a conference call Thursday, February 28, 2008, at 11:00 a.m. EST to discuss the company’s financial results and other business developments. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. The webcast link can be found in the “Investors” section, under the subheading “Corporate Profile”.” For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website. To access a telephone replay, please call 1-888-203-1112 and enter the passcode “7188374.” The telephone replay will be available from 2:00 p.m. on February 28, 2008, until Friday, March 14, 2008, at 11:59 p.m. EDT.

NON-GAAP FINANCIAL MEASURES

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented EBITDA (see below) and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA represents net income before net interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain non-recurring items. In 2006, the company recorded a one-time gain of $1.6 million on the termination of an option to purchase its corporate headquarters and distribution center, which was excluded from Adjusted EBITDA for fiscal 2006. The company also presents gross profit, a GAAP financial measure, excluding the impact of depreciation (“gross profit excluding depreciation”), which is a non-GAAP financial measure, to provide a more comparable metric to prior quarters’ performance. The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry. The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures of other companies. A schedule is included below that provides a reconciliation of EBITDA and Adjusted EBITDA to net income, the GAAP measure the company believes to be most directly comparable to EBITDA and Adjusted EBITDA. In addition, a schedule is provided reconciling gross profit excluding depreciation to gross profit.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to lease and fit-out a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS (Unaudited) (000's, except per share amounts)

		13 Weeks Ended		52 Weeks Ended
		12/29/2007	12/30/2006	12/29/2007	12/30/2006

Gross sales		$ 62,809	$ 64,636	$ 272,276	$ 267,911
Less discounts and allowances		(23,540)	(23,720)	(102,358)	(100,196)
Net sales		39,269	40,916	169,918	167,715

Cost of sales, exclusive of depreciation shown below		25,887	25,041	108,381	103,495
Depreciation		3,008	1,765	9,917	6,566
Selling, general and administrative		10,338	13,079	48,285	52,138
Interest expense		504	321	1,410	1,480
Gain on termination of option (a)		-	(1,600)	-	(1,600)
Other income, net		(304)	(236)	(900)	(936)

Income before provision for income taxes		(164)	2,546	2,825	6,572

Provision for income taxes (b)		(263)	945	697	2,376

Net income (b)		$ 99	$ 1,601	$ 2,128	$ 4,196

Average number of shares outstanding:	Basic	8,034	8,033	8,034	8,045
	Diluted	8,170	8,217	8,154	8,236
Per share of common stock:

Net income: Basic (c)		$0.01	$0.20	$0.26	$0.52
Net income: Diluted (c)		$0.01	$0.19	$0.26	$0.51

Cash Dividend		$0.05	$0.05	$0.20	$0.20
(a) - During the fourth quarter of 2006, the company recorded a gain of $1,600 upon termination of the option entered into with Keystone Redevelopment Partners, LLC.

(b) - During the fourth quarter of 2007, the Company recorded a favorable income tax expense adjustment of $386 related to fiscal 2006, which was not material. This favorable adjustment reduced the provision for income taxes and increased net income for both the thirteen and fifty-two weeks ended December 29, 2007 by $386.

(c) - Results for the thirteen and fifty-two weeks ended December 29, 2007 reflect the favorable tax adjustment as described above in note (b), which increased basic and fully diluted earnings per share by $.05.

TASTY BAKING COMPANY AND SUBSIDIARIES CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET (Unaudited) (000's)

	12/29/2007 (a)	12/30/2006

Current assets	$30,984	$29,161
Property, plant, and equipment, net	74,090	65,384
Other assets	19,447	17,746

Total assets	$124,521	$112,291

Current liabilities	$16,954	$19,791
Long term debt	26,700	18,385
Accrued pension and other liabilities	26,066	19,781
Postretirement benefits other than pensions	7,365	6,065
Shareholders' equity	47,436	48,269

Total liabilities and shareholders' equity	$124,521	$112,291
(a) - During the quarter ended December 29, 2007, the Company recorded a favorable income tax expense adjustment, related to fiscal 2006, which was not material. This favorable adjustment increased current assets, other assets, current liabilities and shareholders' equity by $16, $611, $228 and $399, respectively.

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of February 28, 2008.

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation and amortization (EBITDA), which is a non-GAAP financial measure. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to the non-recurring, one-time gain in the fourth quarter 2006 due to the termination of an option on the company's corporate offices and distribution center.

(in thousands) (unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	12/29/2007 (a)	12/30/2006	12/29/2007 (a)	12/30/2006
Net Income	$99	$1,601	$2,128	$4,196
Add (Subtract):
Net interest	274	97	485	617
Provision for income taxes	(263)	945	697	2,376
Depreciation	3,008	1,765	9,917	6,566
Amortization	97	146	478	566
EBITDA	$3,215	$4,554	$13,705	$14,321
Deduct: Gain on termination of option	-	1,600	-	1,600
Adjusted EBITDA	$3,215	$2,954	$13,705	$12,721
(a) - Reflects the correction of the error described in footnote (b) to the company's consolidated highlights of operating results.

The table below reconciles gross profit, presented in accordance with GAAP, to gross profit excluding depreciation, which is a non-GAAP financial measure.

(in thousands) (unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	12/29/2007	12/30/2006	12/29/2007	12/30/2006

Net Sales	$39,269	$40,916	$169,918	$167,715
Subtract:
Cost of Goods Sold	25,887	25,041	108,381	103,495
Depreciation	3,008	1,765	9,917	6,566
Gross Profit	$10,374	$14,110	$51,620	$57,654
Gross margin including depreciation (% of net sales)	26.4%	34.5%	30.4%	34.4%

Add:
Depreciation	3,008	1,765	9,917	6,566
Gross Profit excluding depreciation	$13,382	$15,875	$61,537	$64,220
Gross margin excluding depreciation (% of net sales)	34.1%	38.8%	36.2%	38.3%

CONTACT:
Tasty Baking Company
Chad Ramsey
Director, Investor Relations
215-221-8538
chad.ramsey@tastykake.com
or
David S. Marberger
Chief Financial Officer
215-221-8500